Exhibit 99.2
Etsy Announces the Appointment of Marla Blow to its Board of Directors
BROOKLYN, N.Y., Nov. 2, 2021 /PRNewswire/ -- Etsy, Inc. (Nasdaq: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced that its Board of Directors has appointed Marla Blow to the company's Board, effective November 30, 2021. She will also join the Board’s Audit Committee. With this appointment, the size of Etsy’s Board increases to nine members.
Marla currently serves as the President and Chief Operating Officer of the Skoll Foundation, which invests in and supports social entrepreneurs. She was formerly the Senior Vice President for Social Impact in North America at the Mastercard Center for Inclusive Growth, and before that she was Founder and CEO of FS Card Inc., a subprime credit card venture. Earlier in her career Marla served as Assistant Director, Card and Payments Markets Group at the Consumer Financial Protection Bureau.
Josh Silverman, Etsy’s Chief Executive Officer, commented, "I am thrilled to have Marla join Etsy’s Board of Directors. Marla brings a deep and broad range of relevant experience to Etsy, including payments and financial services, regulation, and supporting small businesses. She's a passionate advocate for creative entrepreneurship as a pathway to economic empowerment, and I have no doubt her expertise and guidance will help Etsy advance our mission of keeping commerce human.”
Marla Blow commented, “I have long believed that the companies of tomorrow are those that are able to drive sustained growth while advancing pressing social issues, and Etsy serves as a model for building economic inclusion. I look forward to working with Josh and the rest of the Etsy team as they nurture their communities, execute on their strategy, and provide a truly differentiated ecommerce experience.”
About Marla Blow
Marla Blow is the President and COO of the Skoll Foundation where she leads Skoll’s program work, grants, investments, and financial management, including operations, endowment, and portfolio partnerships. Previously, she was Senior Vice President for Social Impact in North America at the Mastercard Center for Inclusive Growth, and before Mastercard, she founded and was CEO of FS Card Inc., a subprime credit card venture. Earlier in her career Marla served as Assistant Director, Card and Payments Markets Group at the Consumer Financial Protection Bureau.
Prior to joining the Consumer Financial Protection Bureau, Marla spent seven years at Capital One, serving in a variety of functions in the credit card business.
Marla sits on the Board of Directors of Square Financial Services, an independent subsidiary of Square, Inc. Marla previously served on the Board of Directors of Care.com (NYSE: CRCM, sold to IAC/INTERACTIVECORP), and on the Board of Directors of Factor Trust (sold to TransUnion). Marla holds an MBA from Stanford University and an undergraduate degree from the Wharton School at the University of Pennsylvania.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to "Keep Commerce Human," and we're committed to using the power of business to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy, Inc.'s "House of Brands" portfolio also includes fashion resale marketplace Depop, musical instrument marketplace Reverb, and Brazil-based handmade goods marketplace Elo7. Each Etsy, Inc. marketplace operates independently, while benefiting from shared expertise in product, marketing, technology, and customer support.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.

Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations & ESG Engagement and Gabe Ratcliff, Director of Investor Relations
ir@etsy.com
Media Relations Contact:
Kelly Clausen, Senior Director, Corporate Communications and Partnerships
press@etsy.com